EXHIBIT 99.1

DAVID COLFORD APPOINTED AS GEEKNET MEDIA'S EXECUTIVE VICE PRESIDENT OF GLOBAL SALES AND OPERATIONS

FAIRFAX, Va., Feb. 9, 2012 (GLOBE NEWSWIRE) -- Geeknet, Inc. (Nasdaq:GKNT) the online network for the global geek community, today announced that David Colford has been promoted to Executive Vice President, Global Sales and Operations. He previously served as Geeknet Media's Senior Vice President of Sales for North America. Matt Sweeney, the Company's Chief Revenue Officer, has left the company.
"Dave brings a wealth of experience to the role," said Kenneth G. Langone, Chairman & CEO of Geeknet. "We are asking Dave to step up in management of key parts of our business and I am confident he will help bring us to new heights."
Dave started his career in events at CMP Media in the mid-1990s. He then led national sales efforts at InfoWorld before serving as a group publisher at Primedia. Most recently, Dave has held sales management and executive roles at CMP Technology, IDG and Ziff Davis Enterprise.
"I am energized by the continued opportunity here," said Colford. "The unique assets that make up Geeknet Media represent an unprecedented set of social platforms for the B2B IT marketing community. Moving forward we will continue to innovate and launch best in class progressive media programs. The future is very bright for our company, our advertising partners and our audiences."
ABOUT GEEKNET
Geeknet is home to some of the best known brands in the geek universe, and is the online network for the global geek community. We serve an audience of over 53 million users each month and provide the tech-obsessed with content, culture, connections, commerce, and all the things that geeks crave. Want to learn more? Check out geek.net.
The Geeknet, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7330

Geeknet is a trademark of Geeknet, Inc. SourceForge, Slashdot, ThinkGeek, and FreeCode are trademarks of Geeknet, Inc. in the United States and other countries. All other trademarks or product names are property of their respective owners.
NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations, and involve risks and uncertainties. Forward-looking statements contained herein include statements regarding the promotion of Mr.

Colford, his capabilities and experience, and the strength of Geeknet Inc.'s management team. Actual results may differ materially from those expressed or implied in such forward-looking statements due to various factors, including our ability to attract and retain qualified personnel and the risk factors identified in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010. These documents are available at the Securities Exchange Commission website: www.sec.gov. All forward looking statements included in this press release are based upon information available to us as of the date hereof, and we do not assume any obligations to update such statements or the reasons why actual results could differ materially from those projected in such statements.

CONTACT: Investor Relations Contact:

Todd Friedman or Stacie Bosinoff

The Blueshirt Group

(415) 217-7722

ir@geek.net for Geeknet, Inc.